EXHIBIT 99.1

[Encore Wire Corporation Logo Omitted]

Press Release	May 10, 2004

Encore Wire Corporation P. O. Box 1149 1410 Millwood Road McKinney, Texas 75069 (972) 562-9473	Contact: Frank Bilban Vice President & CFO

For Immediate Release

ENCORE WIRE ANNOUNCES PROPOSED CHARTER AMENDMENT
TO INCREASE AUTHORIZED SHARES AND PROPOSED STOCK DIVIDEND

MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) today announced that its Board of Directors has proposed that stockholders authorize an amendment to the Company’s Certificate of Incorporation to increase its authorized shares of common stock from 20 million to 40 million. The proposed increase in authorized shares will permit a 3-for-2 stock split to be paid as a 50% stock dividend on its common stock.

The proposed stock dividend was approved by the Board of Directors on May 4, 2004, subject to stockholder approval of the proposal to increase the authorized shares of common stock of the Company. The current authorization of 20 million shares of common stock is insufficient to permit the proposed stock dividend. It is anticipated that the proposal to increase the authorized shares will be submitted to stockholders for approval at a special meeting to be held in late June 2004. If the proposed charter amendment increasing the authorized shares is approved by the stockholders and provided there have been no material changes in the Company’s financial condition or results of operations or the market price for the common stock, the Board of Directors will thereafter declare the stock dividend and fix the record date and payment date for the dividend. Further information regarding the proposal to increase the authorized shares and the proposed stock dividend will be set forth in the proxy material for the special meeting of stockholders.

Vincent A. Rego, Chairman and Chief Executive Officer of Encore Wire Corporation, said, “These actions were taken to improve the marketability of our stock and broaden shareholder participation in our future growth.”

Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.